Exhibit 99.1

CAI International, Inc. Announces the Authorization of One Million Five Hundred Thousand Share Repurchase Program

SAN FRANCISCO--(BUSINESS WIRE)--February 27, 2014--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today announced that its Board of Directors has approved a stock repurchase program (the “Program”). Under the Program, CAI is authorized to repurchase up to one million five hundred thousand shares of its outstanding common stock from time to time and at prices considered appropriate by the company depending upon share price and prevailing economic and market conditions. The stock repurchases may be made in the open market, block trades or privately negotiated transactions. The primary purpose of the Program is to allow CAI the flexibility to repurchase its common stock to return value to stockholders. The number of shares of common stock actually acquired, if any, by CAI will depend on subsequent developments, corporate needs and market conditions. The Program is effective immediately, and may be suspended or discontinued at any time. This Program supersedes and replaces the prior stock repurchase program authorized in 2011 for the repurchase of up to one million shares of common stock.

"This Program reaffirms our commitment to increase stockholder value and our confidence in the financial strength of the company,” said Victor Garcia, CAI's President and Chief Executive Officer. “Our business continues to generate healthy cash flow which allows us to repurchase our outstanding stock and continue investing in the business."

About CAI International, Inc.:

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of January 31, 2014, the company operated a worldwide fleet of approximately 1,144,000 TEUs of containers through 16 offices located in 12 countries including the United States.

This press release contains forward-looking statements including, but not limited to, statements regarding management’s plans for repurchasing company stock under the approvals granted by the Board of Directors, management’s and the Board of Directors’ confidence in our continued growth and cash generation prospects and the company’s view that share repurchases will be an effective way to return value for stockholders. Although CAI believes that the expectations reflected in the forward-looking statements are reasonable, these plans are dependent on the company’s future financial condition and its determinations of the continued value of a repurchase program, changing customer demands and/or business conditions in the container and shipping industries and the overall economy, the competitiveness of our offerings and management’s ability to continue to achieve strong financial and cash generation performance. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012, its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com